Exhibit 99.2

Dover Corporation Sound Solutions Acquisition December 22, 2010 11:00 am ET

2 Forward Looking Statements We want to remind everyone that our comments may contain forward-looking statements that are inherently subject to uncertainties. We caution everyone to be guided in their analysis of Dover Corporation by referring to our Form 10-K for a list of factors that could cause our results to differ from those anticipated in any such forward looking statements. We would also direct your attention to our internet site, www.dovercorporation.com, where considerably more information can be found.

Fits squarely into articulated strategy of expanding Communication Components, one of Dover's five target growth spaces Global cell phone market will exhibit strong growth in the coming years Long-term growth rates in excess of 7% Movement towards smart phones Audio quality is becoming more important Product offering strongly complements Knowles product line, with no overlapping product categories Speakers and receiver will build upon leading MEMS microphone position Creates opportunity to provide more components Highly complementary customer base provides strong cross-selling and customer enhancement opportunities Ability to share innovation expertise and leverage scale 3 Strategic Fit

Receiver Microphone Speaker Sound Solutions Overview Receivers Speakers 4 Headquartered in Vienna, Austria Manufacturing centers in Austria and China Leading position in speakers and receivers for cell phones Most advanced production capacity Strong reputation for innovation and customer service The Company

5 Global Customer Base - Strong Cross-sell Opportunity

Purchase price is $855 million, entirely funded by European cash Estimated annual 2010 revenue acquired: ^ $330M Slightly EPS accretive in first full year of ownership, subject to final purchase accounting allocations Anticipated to close around the end of the first quarter of 2011, subject to customary regulatory approval 6 Sound Solutions - Transaction Overview

Acquisition is firmly aligned with stated Dover strategy Knowles will be positioned as the industry leader in acoustic components in the fast-growing cell phone market Significant opportunities to cross sell complementary products and leverage scale 7 Summary Automated receiver production line in Vienna facility